EXHIBIT 12.1

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES FOR THE KROGER CO. AND
CONSOLIDATED SUBSIDIARY COMPANIES FOR THE FIVE FISCAL YEARS ENDED FEBRUARY 3, 2007

	February 3,	January 28,	January 29,	January 31,	February 1,
	2007	2006	2005	2004	2003
	(53 weeks)	(52 weeks)	(52 weeks)	(52 weeks)	(52 weeks)
Earnings:
Earnings before tax expense(1)	$1,748	$1,525	$286	$739	$1,950
Fixed charges(1)	870	895	950	983	1,000
Capitalized interest	(13)	(7)	(5)	(5)	(5)

	$2,605	$2,413	$1,231	$1,717	$2,945

Fixed charges:
Interest(1)	$501	$518	$562	$609	$624
Portion of rental Payments deemed to be interest	370	377	388	374	376

	$871	$895	$950	$983	$1,000

Ratio of earnings to fixed charges(1)	3.0	2.7	1.3	1.7	2.9

(1)	Amounts have been adjusted for the Company’s adoption of SFAS No. 145 on February 2, 2003. Adoption of this Statement required the Company to reclassify the debt extinguishments recorded as extraordinary items in prior periods as interest expense in those periods. These debt extinguishments totaled $19 million in the fiscal year ended February 1, 2003.